EQUITABLE HOLDINGS, INC.
2026LONG-TERM INCENTIVE COMPENSATION PROGRAM PERFORMANCE SHARES AGREEMENT
This Performance Shares Agreement (the “Agreement”), by and between Equitable Holdings, Inc., a Delaware corporation (the “Company”), and the employee who has signed this Agreement electronically (the “Employee”), is being entered into pursuant to the Equitable Holdings, Inc. 2019 Omnibus Incentive Plan (the “Plan”). Capitalized terms that are used but not defined herein shall have the respective meanings given to them in the Plan.
Section 1.     Grant of Performance Shares. The Company hereby evidences and confirms its grant to the Employee, effective as of February 11, 2026, of the number of Unearned Performance Shares set forth in the Employee’s Morgan Stanley at Work online account. Each Unearned Performance
Share that becomes earned and vested in accordance with the terms of this Agreement (including the Performance Conditions in Exhibit A) will entitle the Employee to receive from the Company one Share as provided under Section 3. This Agreement is entered into pursuant to, and the Unearned Performance Shares granted hereunder are subject to, the terms and conditions of the Plan, which are incorporated by reference herein. If there is any inconsistency between any express provision of this Agreement and any express term of the Plan, the express term of the Plan shall govern.
    Section 2.     Vesting of Performance Shares.
(a)Vesting. Except as otherwise provided in this Section 2, the Unearned Performance Shares shall become earned and vested, if at all, in accordance with the terms and conditions of this Agreement (including the Performance Conditions in Exhibit A) and the Plan, subject to the continued employment of the Employee by the Company or any of its Affiliates through February 28, 2029 (the “Vesting Date”). Unearned Performance Shares that become earned and vested shall be settled as provided in Section 3 of this Agreement.
(b)Effect of Termination of Employment. In the event of a termination of employment, the treatment of any unvested Performance Shares shall be governed by Article X of the Plan, provided that:
(i)in the event of a Qualifying Termination prior to February 28, 2027, all unvested
Performance Shares shall be immediately forfeited,
(ii)in the event of a Qualifying Termination on or after February 28, 2027, the Employee shall be treated for purposes of the treatment of any unvested Performance Shares as if the Employee continued in the employ of the Company and the unvested Performance Shares shall remain outstanding and become earned and vested in accordance with the terms and conditions of this Agreement, including the Performance Conditions in Exhibit A and
(iii)in the event of an involuntary termination without Cause on or after February 28, 2027 that is not a Qualifying Termination, provided that the Employee signs a Release and does not exercise any rights to revoke such Release, the Employee shall retain a portion of any unvested Performance Shares equal to the number of Performance Shares multiplied by the quotient of (A) the number of full calendar months elapsed between February 28, 2026 and the effective date of the termination under this Section 10.5 over (B) 36, and such retained Performance Shares shall become earned and vested in accordance with the terms and conditions of this Agreement, including the Performance Conditions in Exhibit A.

(c)Effect of a Change in Control. In the event of a Change in Control, the treatment of any unvested Performance Shares shall be governed by Article XI of the Plan.
(d)Discretionary Acceleration. Notwithstanding anything contained in this Agreement to the contrary, the Administrator, in its sole discretion, may accelerate the vesting with respect to any Performance Shares under this Agreement, at such times and upon such terms and conditions as the Administrator shall determine.
(e)Failure to Accept Award or Comply with Informational Requirements. In the event that the Employee does not accept the Performance Shares granted hereunder and the terms of this Agreement within six months after the Grant Date, the Performance Shares shall be forfeited. In the event that the Employee does not comply with any informational requirements established by the Adminstrator or its designee under Section 10.7 of the Plan prior to the Vesting Date, the Performance Shares shall be forfeited.
    Section 3.     Settlement of Performance Shares. Subject to Section 6(a), any earned
Performance Shares that become vested on the Vesting Date shall be settled into an equal number of Shares on a date selected by the Company that is within 30 days following the Vesting Date, or, in the event of a termination of employment by reason of death, within 30 days following the date of such termination (each such date, a “Settlement Date”).
Section 4.     Restriction on Transfer; Non-Transferability of Performance Shares. The Performance Shares are not assignable or transferable, in whole or in part, and they may not, directly or indirectly, be offered, transferred, sold, pledged, assigned, alienated, hypothecated or otherwise disposed of or encumbered (including, but not limited to, by gift, operation of law or otherwise) other than by will or by the laws of descent and distribution to the estate of the Employee upon the Employee’s death. Any purported transfer in violation of this Section 4 shall be void ab initio.
Section 5.     Restrictive Covenants and Post-Termination Obligations. In consideration of the receipt of the Performance Shares granted pursuant to this Agreement, the Employee agrees to be bound by the covenants set forth in Exhibit B to this Agreement, which are incorporated by reference and made part of this Agreement.
    Section 6.     Miscellaneous.
(a)Tax Withholding. The Company or one of its Affiliates shall require the Employee to satisfy any applicable U.S. federal, state and local and non-U.S. tax withholding obligations that may arise in connection with the vesting of any earned Performance Shares by retaining a number of Shares to be issued in respect of the Performance Shares then vesting that have an aggregate Fair Market Value as of the Settlement Date equal to the amount of such taxes required to be withheld (and the Employee shall thereupon be deemed to have satisfied his or her obligations under this Section 6(a)). The number of Shares to be issued in respect of the Performance Shares shall thereupon be reduced by the number of Shares so retained.
(b)Dividend Equivalents. In the event that the Company pays any ordinary dividend in cash while the Employee has any outstanding Performance Shares, there shall be credited to the account of the Employee a dividend equivalent in the form of additional Performance Shares equal in value to the cash dividends that the Employee would have received if the Employee’s then outstanding Performance Shares represented actual Shares. The amount so credited shall be paid at the applicable Settlement Date of the Performance Shares in Shares proportionate to the amount of the Performance Shares, if any, that have been earned or vested. To the extent any Performance Shares are canceled, a proportionate amount of such dividend equivalents shall be forfeited.

(c)Forfeiture of Awards. The Performance Shares granted hereunder (and gains earned or accrued in connection therewith) shall be subject to such generally applicable policies as to forfeiture and recoupment (including, without limitation, upon the occurrence of material financial or accounting errors, financial or other misconduct or Competitive
Activity) as may be adopted by the Administrator or the Board from time to time and communicated to the Employee or as required by applicable law, and are otherwise subject to forfeiture or disgorgement of profits as provided by the Plan.
(d)Consent to Electronic Delivery. By entering into this Agreement and accepting the Performance Shares evidenced hereby, the Employee hereby consents to the delivery of information (including, without limitation, information required to be delivered to the Employee pursuant to applicable securities laws) regarding the Company and the Subsidiaries, the Plan, this Agreement and the Performance Shares via Company website or other electronic delivery.
(e)Amendment. This Agreement may not be amended, modified or supplemented orally, but only by a written instrument executed by the Employee and the Company.
(f)Applicable Law. This Agreement shall be governed in all respects, including, but not limited to, as to validity, interpretation and effect, by the internal laws of the State of Delaware, without reference to principles of conflict of law that would require application of the law of another jurisdiction.
(g)Acceptance of Performance Shares and Agreement. The Employee has indicated his or her consent and acknowledgement of the terms of this Agreement pursuant to the instructions provided to the Employee by or on behalf of the Company. The Employee acknowledges receipt of the Plan, represents to the Company that he or she has read and understood this Agreement and the Plan, and, as an express condition to the grant of the Performance Shares under this Agreement, agrees to be bound by the terms of both this Agreement and the Plan. The Employee and the Company each agrees and acknowledges that the use of electronic media (including, without limitation, a clickthrough button or checkbox on a website of the Company or a third-party administrator) to indicate the Employee’s confirmation, consent, signature, agreement and delivery of this Agreement and the Performance Shares is legally valid and has the same legal force and effect as if the Employee and the Company signed and executed this Agreement in paper form. The same use of electronic media may be used for any amendment or waiver of this Agreement.

2027EXHIBIT A PERFORMANCE SHARES AGREEMENT PERFORMANCE CONDITIONS
Grant Date:                              February 11, 2026
Performance Period:                    January 1, 2026 – December 31, 2028
Vesting Date:                         February 28, 2029

The Unearned Performance Shares granted to the Employee on February 11, 2026, as earned in accordance with the performance conditions described below, are subject to the terms and conditions of the Plan and Agreement.

2028Unearned Performance Shares
An unearned performance share is a “phantom” share of common stock of Equitable Holdings, Inc. (the “Company”). That is, although an unearned performance share is not an actual share of Company common stock, an unearned performance share awards you a right to receive a share of Company common stock at the time of settlement of the award provided that:
•the unearned performance share is “earned” as described below and
•the earned performance share becomes “vested” as described in the Performance Shares Agreement.
The unearned performance shares granted to you on February 11, 2026 consist of two distinct tranches: “EPS Performance Shares” (50% of the granted, unearned performance shares) and “TSR Performance Shares” (50% of the granted, unearned performance shares).
2029EPS Performance Shares
EPS Performance Shares can be earned depending on the three-year average of the Company’s annual performance against certain annual targets for its Non-GAAP Common Operating EPS during the EPS Performance Period.
Non-GAAP Common Operating EPS
Non-GAAP Common Operating EPS is determined by dividing Non-GAAP Operating Earnings (subject to certain adjustments) by Diluted Common Shares Outstanding. Adjustments to Non-GAAP Common Operating EPS may be made by the Committee in accordance with the terms of the Plan and may include, without limitation, adjustments made to the EPS calculation in alignment with the Company’s Short-Term Incentive Compensation Non-GAAP Operating Earnings framework, as well as limitied circumstances where additional adjustments may be advisable as a result of unusual or non-recurring events affecting the Company.
Earning EPS Performance Shares
The number of EPS Performance Shares that are earned will be determined on a three-year average basis at the end of the Performance Period, by multiplying the number of unearned EPS Performance Shares listed above by the “Final EPS Performance Factor.”
The Final EPS Performance Factor will be determined by averaging the “Initial EPS Performance Factor” for each of the three calendar years in the Performance Period. Specifically, the Company will be assigned target, maximum and threshold amounts for Non-GAAP Common Operating EPS for each calendar year in the Performance Period (i.e., 2026, 2027 and 2028), based on the comparative increase in Non-GAAP Common Operating EPS for each such calendar year, over the Non-GAAP Operating EPS for the calendar year immediately preceding each such calendar year (such amount, the “Starting EPS Amount”), that will determine the “Initial EPS Performance Factor” for the applicable year as follows:

If the Company’s Non-GAAP Common Operating EPS for the applicable year equals….	The Initial EPS Performance Factor for the applicable year will equal….
Maximum Amount (or greater) – 18% or greater increase over applicable Starting EPS Amount	200%

Target Amount – 12% increase over applicable Starting EPS Amount	100%
Threshold Amount - 3% increase over applicable Starting EPS Amount	25%
Below Threshold - less than 3% increase over applicable Starting EPS Amount	0%
Note: For results in-between the threshold and target and target and maximum amounts, the EPS Performance Factor for the applicable year will be determined by linear interpolation.
2030TSR Performance Shares
TSR Performance Shares can be earned depending on the Company’s total shareholder return relative to its peer group during the Performance Period.
Total Shareholder Return
Total shareholder return is the total amount a company returns to investors during a designated period, including both capital gains and dividends. The starting point for determining the total shareholder return for both the Company and its peers during the Performance Period will be based on their closing share prices during December 2025, as adjusted for dividends. At the end of the Performance Period, the total shareholder return for each company will be calculated based on their closing share prices during December 2028, as adjusted for dividends. For this purpose, dividends are deemed to be reinvested as of the ex-date.
Earning TSR Performance Shares
The number of TSR Performance Shares that are earned will be determined at the end of the
Performance Period by multiplying the number of unearned TSR Performance Shares listed above by the
“TSR Performance Factor.”
The TSR Performance Factor will be determined as follows:

If the Company’s Total Shareholder Return Relative to its Peers for the Performance Period is …	The TSR Performance Factor will equal…
Maximum Amount – 87.5th percentile or greater	200%
Target Amount – 50th percentile	100%
Threshold Amount – 30th percentile	25%
Below Threshold	0%
Note: For results in-between the threshold and target and target and maximum amounts, the TSR Performance Factor will be determined by linear interpolation.

The Peer Group
For purposes of determining the Company’s total shareholder return relative to its peer group (on U.S. exchanges), the Company’s peer group will include:

•Ameriprise Financial, Inc.
•Brighthouse Financial, Inc.
•CNO Financial Group, Inc.
•Corebridge Financial
•Globe Life
•Jackson Financial, Inc.
•Lincoln National Corporation
•Manulife Financial Corporation
•MetLife
•Principal Financial Group, Inc.
•Prudential Financial, Inc.
•Reinsurance Group of America, Inc.
•Sun Life Financial, Inc.
•Unum Group
•Voya Financial, Inc
The following rules will apply:
•if a peer enters bankruptcy during the Performance Period, it will be assumed to have a negative 100% total shareholder return for the Performance Period;
•if a peer is acquired by another peer and the transaction is completed as of the date that total shareholder return is calculated for the peer group, the acquiror will be included and the acquired company will be excluded from the peer group; and
•if a peer is acquired by a non-peer and the transaction is completed as of the date that total shareholder return is calculated for the peer group, it will be excluded from the peer group.
2031Company Determinations
The Company will make all determinations regarding the performance conditions for unearned performance shares and whether they have been met in its sole discretion. The Company will determine the Final ESP and TSR Performance Factors within sixty days following December 31, 2028. Any unearned performance shares that are not earned will be forfeited as of the date of the Company’s determination.

2032EXHIBIT B PERFORMANCE SHARES AGREEMENT RESTRICTIVE COVENANTS AND POST-TERMINATION OBLIGATIONS
Section 1. Acknowledgements. The Employee acknowledges and agrees that during the Employee’s employment with the Company and its Affiliates, the Employee has and will have access to trade secrets and other information that is confidential and/or proprietary about the totality, strategies and business dealings of the Company and its Subsidiaries. The Employee acknowledges and agrees that such information is highly valuable to the Company and provides the Company with a unique and competitive advantage. The Employee further acknowledges and agrees that the covenants contained herein are reasonable and necessary to protect the legitimate interests of the Company, and that any violation of the covenants set forth herein would result in significant and irreparable harm to the Company.
Section 2. Protection of Confidential Information. The Employee will not, without permission of the
Company, disclose any confidential and/or proprietary information or trade secrets of the Company or its Subsidiaries to anyone outside the Company, unless required by subpoena. Confidential and/or proprietary information and trade secrets include, but are not limited to, customer lists, any confidential information about (or provided by) any customer or prospective or former customer of the Company or one of its Subsidiaries, product development information, marketing and sales plans, premium or other pricing information, operating policies and manuals and other confidential information related to the Company or its Subsidiaries. Notwithstanding the foregoing, the Employee may disclose confidential information as (x) authorized by applicable law (including, but not limited to, any disclosure of information that satisfies the procedures in SEC Regulation § 240.21F-17) or (y) required pursuant to an order or requirement of a court, administrative agency, regulatory (including any self-regulatory) agency or authority or other government body.
Section 3. Non-Competition. The Employee will not, for a one-year period following termination of employment or association with the Company, either directly or indirectly provide services in any capacity for any entity that conducts business competitive to that of the Company or one of its Subsidiaries or
Affiliates.
Section 4. Non-Solicitation of Employees, et al. The Employee agrees that during the term of Employee’s employment or association with the Company and for a one-year period following termination of such employment or association, the Employee will not, either directly or indirectly, individually or on behalf of any other person or business entity of any type, invite, encourage, cause, persuade, or request any employee, agent, associate or agency, broker, broker-dealer, financial professional, registered principal or representative who is, or during the 6 months preceding the Employee’s termination of employment was, employed or associated with the Company or one of its Subsidiaries or Affiliates, to terminate his/her relationship with the Company or any of its Subsidiaries or Affiliates for any reason.
Section 5. Non-Solicitation of Customers. The Employee agrees that during the course of the Employee’s employment or association with the Company and for a one-year period following termination of such employment or association, the Employee will not, either directly or indirectly, either for the Employee’s own benefit or for the benefit of another, attempt to solicit by any means any person or entity that is, or during the 6 months preceding the Employee’s termination of employment was, a customer of the Company or one of its Subsidiaries or Affiliates.
Section 6. Non-Disparagement. The Employee shall not (including following any termination of employment with the Company and its Subsidiaries), whether in writing or orally, disparage the Company, its Subsidiaries, any of their respective Affiliates or their respective predecessors and successors, or any of the current or former directors, officers, executives, shareholders, partners, members, or, as a group, other employees of any of the foregoing, with respect to any of their respective past or present activities or otherwise publish (whether in writing or orally) statements that reflects adversely on or encourages any adverse action against the aforementioned parties unless (x) testifying truthfully under oath pursuant to a lawful court order or subpoena, (y) authorized by applicable law (including, but not limited to, any disclosure of information that satisfies the procedures in SEC Regulation § 240.21F-17) or (z) required pursuant to an order or requirement of a court, administrative agency regulatory (including any selfregulatory) agency or authority or other government body.
Section 7. Agreement to Cooperate. Following the termination of employment and without additional compensation, the Employee will reasonably assist and cooperate with the Company and its Subsidiaries in connection with the defense or prosecution of any claim that may be made against or by the Company or one of its Subsidiaries, or in connection with any ongoing or future investigation or dispute or claim of any kind involving the Company or one of its Subsidiaries including preparing for and testifying in any proceeding to the extent that such claims investigations or proceedings relate to services performed or required to be performed by the Employee during employment, pertinent knowledge possessed by the Employee or any act or omission by the Employee. Employee will perform all acts and execute and deliver all documents that may be reasonably necessary to carry out the provisions of this Section 7. Upon submission of appropriate written documentation, the Company agrees to reimburse the Employee for reasonable pre-approved out-of-pocket expenses incurred in connection with such assistance. The

Company agrees it will make all reasonable efforts to minimize disruption to the Employee’s other commitments.
Section 8. Extension of Restriction in Event of Breach. The Employee agrees that if the Employee violates any of the restrictions contained in this Exhibit B, the duration of any such restriction so violated shall automatically be extended for the duration of the Employee’s violation.
Section 9. Reasonableness of Restrictions/Modification. The Employee acknowledges that the above restrictions are reasonable and agrees that if a particular restriction is found to be unenforceable under state law, such restriction will be modified, if possible, to the extent necessary to make it reasonable or, if necessary, stricken, and that the remaining restrictions will continue in full force and effect.
Section 10. Remedies in Event of Breach.
a)Violation of Non-Competition Provision. The Employee acknowledges that the Company’s remedies for the Employee’s breach of the non-competition provision set forth in Section 3 of this Exhibit B will be limited to those described in Section 10.1 of the Plan.
b)Violation of Non-Solicitation Provisions. The Employee acknowledges that monetary damages for violation of any of the non-solicitation or non-disparagement provisions contained in Sections 4, 5 and 6 of this Exhibit B will be inadequate and that any such breach will cause irreparable harm to the Company. As a result thereof, the Employee agrees that the Company will be entitled to preliminary and permanent injunctive relief, in addition to any and all other legal remedies that may be available to it, in the event of any violation by the Employee of any of the restrictions contained in Sections 4, 5 and 6 of this Exhibit B, including but not limited to, those described in Section 10.1 of the Plan.